Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

March 25, 2013 and the Prospectus dated May 2, 2012

Registration Nos. 333-181102 and 333-181102-01

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP

Fully and unconditionally guaranteed by American Campus Communities, Inc.

$400,000,000 3.750% Senior Notes due 2023

Issuer:	American Campus Communities Operating Partnership LP

Guarantor:	American Campus Communities, Inc.

Aggregate Principal Amount:	$400,000,000

Final Maturity Date:	April 15, 2023

Coupon:	3.750%

Public Offering Price:	99.659%, plus accrued and unpaid interest, if any

Yield to Maturity:	3.791%

Benchmark Treasury:	2.00% due February 15, 2023

Benchmark Treasury Yield:	1.916%

Spread to Benchmark Treasury:	T+187.5 bps

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2013

Optional Redemption:	The redemption price for notes that are redeemed prior to January 15, 2023 will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of unpaid interest accrued thereon to, but not including, such redemption date), discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus in each case unpaid interest, if any, accrued to, but not including, such redemption date.

The redemption price for notes that are redeemed on or after January 15, 2023 will be equal to 100% of the principal amount of the notes to be redeemed plus unpaid interest, if any, accrued to, but not including, the date of redemption.

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC

Senior Co-Managers	PNC Capital Markets LLC
KeyBanc Capital Markets Inc.
U.S. Bancorp Investments, Inc.

Junior Co-Managers	Capital One Southcoast, Inc.
Regions Securities LLC
Sandler O’Neill & Partners, L.P.

CUSIP / ISIN:	024836 AA6 / US024836AA65

Denominations:	$2,000 x $1,000

Trade Date:	March 25, 2013

Settlement Date:	April 2, 2013 (T+5)[1]

Expected Ratings:	Baa3 by Moody’s Investors Service (positive outlook) and BBB- by Standard & Poor’s Ratings Services (stable outlook)[2]

Form of Offering:	SEC Registered (Registration Nos. 333-181102 and 333-181102-01)

American Campus Communities, Inc. and the issuer have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that American Campus Communities, Inc. and the issuer have filed with the SEC, including the prospectus supplement, for more complete information about American Campus Communities, Inc., the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, American Campus Communities, Inc., the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting Deutsche Bank Securities Inc., toll free at 800-503-4611; J.P. Morgan Securities LLC, collect at 212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 800-294-1322; and Wells Fargo Securities, LLC, toll free at 800-326-5897.

1 See “Underwriting (Conflicts of Interest)” in the preliminary prospectus supplement for information regarding T+5 settlement.

2 Note: The securities ratings above are not recommendations to buy, sell or hold the securities. The ratings may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other security rating.